Exhibit 10.78

EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (“Agreement”) is made effective as of February 25, 2016 by and between Arbutus Biopharma, Inc., a Delaware corporation (the “Company”), and Elizabeth A. Howard, Ph.D. (the “Executive”) (together the “Parties”), and shall become effective upon Executive’s commencement of employment, which is expected to commence on March 7, 2016 (the “Effective Date”). The Company and Executive agree that in the event the Executive has not commenced employment with the Company as of April 1, 2016 (or such later date as agreed by each of the Company and Executive in writing) then this Agreement shall be void and of no further effect.
RECITALS
WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the terms of Executive’s employment with the Company, as of the Effective Date.
THEREFORE, the Parties agree and intend to be bound as follows:
Section 1.Term. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 5 hereof.
Section 2.Position and Duties. The Executive will serve as Executive Vice-President and General Counsel of the Company, and will have powers and duties consistent with Executive’s position and as outlined on Exhibit B attached hereto and such other powers and duties consistent with such position as may from time to time be prescribed by the President and Chief Executive Officer of the Company, subject to the power and authority of the Company’s President and Chief Executive Officer to expand or limit such duties, responsibilities, functions and powers. Any increase or reduction in the Executive’s duties, responsibilities, functions or powers hereunder shall not operate to change or modify the compensation or severance, if applicable, to be paid by the Company to the Executive. As the Executive Vice President and General Counsel of the Company, the Executive shall devote her full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may manage her personal investments or engage charitable or other community activities as long as those services and activities do not interfere with the Executive’s performance of her duties to the Company.
Section 3.Compensation and Related Matters.Base Salary. The Executive’s base salary will be $330,000 per year, less withholdings and payable in accordance with the Company’s normal payroll practices. The Executive’s base salary will be reviewed annually by the Chief Executive Officer of the Company and is subject to increase but not decrease except for an across-the-board salary reduction affecting all or substantially all senior executives of the Company. The base salary in effect at any given time is referred to as “Base Salary” and this Agreement need not be modified to reflect a change in Base Salary. The Base Salary is subject to withholding and payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.
(a)Bonus. The Executive is eligible to be considered for an annual discretionary target bonus of up to 40% of Base Salary, which will be subject to the terms of the bonus plan and the approval of the Company’s Board of Directors (the “Board”), in its sole discretion, on an annual basis.

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(b)Expenses. The Executive is entitled to receive prompt reimbursement for all reasonable expenses incurred by her in performing services under this Agreement, in accordance with the policies and procedures then in effect and established by the Company for its senior executives.
(c)Other Benefits. The Executive is entitled to participate in or receive benefits under the Company’s employee benefit plans as they may be adopted and amended from time to time, subject to the terms and conditions of those employee benefit plans.
(d)Equity Compensation. Subject to the discretionary approval of the board of directors of Arbutus Biopharma Corporation, the parent of the Company (the “Parent”) and in accordance with the Company and the Parent’s annual performance and compensation review process in effect from time to time, the Company’s President and CEO will promptly recommend to the Parent’s board of directors that Executive receive an option grant in the amount of 120,000 of shares of the Parent, subject to the terms of the Arbutus Biopharma Corporation Share Incentive Plan, or any other similar equity incentive plan in effect from time to time, the terms of a notice of grant and any such other terms as may be required by the Parent’s board of directors.
(e)Vacations. The Executive is entitled to paid holidays and vacation days each year, in an amount determined in accordance with and subject to the Company’s applicable policies in effect, and as may be amended from time to time. Unless a different number is established by the Board in its sole discretion, the Executive will be entitled to four weeks (20 business days) of vacation per calendar year, which will be pro-rated for any year in which the Executive is only employed with the Company for a portion of the year or for any period in which the Executive is not a full-time employee. Executive may carry over unused and accrued vacation days from year to year, but total vacation accrual will be capped at 34 days. Any accrued but unused vacation days will be paid upon termination.
(f)Paid Sick Time. The Executive will be awarded paid sick days in accordance with Company policy.
Section 4.Non-Competition and Non-Solicitation.
(a)The Executive acknowledges that the Company’s industry is highly competitive and employees leaving the employ of the Company have the ability to cause significant damage to the Company’s interests if they join a competing business immediately upon leaving the Company.
(b)Definitions:
(i)“Affiliate” means any person or entity directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.
(ii)“Business” or “Business of the Company” means (a) researching, developing, producing and marketing any treatment for hepatitis B virus infection in humans or (b) any other treatment area in which the Company has as active research and development program on the date this Agreement terminates and in connection with which the Executive directly provided service or had direct supervisory responsibilities.
(iii)“Competing Business” means any endeavor, activity or business which is competitive in any material way with the Business of the Company worldwide.

(iv)“Contact” means any person, firm, corporation or other entity that was a client, customer, supplier, principal, shareholder, investor, collaborator, strategic partner, licensee, contact or prospect of the Company (or of its partners, funders or Affiliates) with whom the Executive dealt or otherwise became aware of during the term of her employment in any capacity with the Company.
(c)Reasonableness. The Executive hereby acknowledges and agrees that:
(i)    both before and since the Effective Date the Company has operated and competed and will operate and compete worldwide, with respect to the Business of the Company;
(ii)    competitors of the Company and the Business are located worldwide;
(iii)    in order to protect the Company adequately, any enjoinder of competition would have to apply to any country in which the Company, during the term of the Executive’s employment, had material business relationships;
(iv)    during the course of the Executive’s employment with the Company, on behalf of the Company, the Executive will acquire knowledge of, and will come into contact with, initiate and establish relationships with, both existing and new clients, customers, suppliers, principals, contacts and prospects of the Company, and that in some circumstances the Executive may become the senior or sole representative of the Company dealing with such persons; and
(v)    in light of the foregoing, the provisions of this Section 4 are reasonable and necessary for the proper protection of the Business of the Company.
(d)Restrictive Covenant. The Executive hereby acknowledges and agrees that:
(vi)    During the term of the Executive’s employment, the Executive shall not, without the advance written consent of the Board, such consent to be granted or withheld in the Board’s sole discretion, within the geographic scope of any country in which the Company, during the term of the Executive’s employment, had material business relationships, carry on or be employed by or engaged in or have any financial or other interest in or be otherwise commercially involved in a Competing Business, directly or indirectly, either individually or in partnership or jointly or in conjunction with any person, firm, corporation or other entity, as principal, agent, consultant, advisor, employee, shareholder or in any manner whatsoever; and
(vii)    In the event that Executive relocates to Pennsylvania, Canada, or any other jurisdiction permitting a post-employment restrictive covenant, and Executive’s employment is terminated for any reason while employee resides in such jurisdiction, for a period of eighteen (18) months after Executive’s termination, Executive shall not, without the advance written consent of the Board, such consent to be granted or withheld in the Board’s sole discretion, within the geographic scope of any country in which the Company, during the term of the Executive’s employment, had material business relationships, carry on or be employed by or engaged in or have any financial or other interest in or be otherwise commercially involved in a Competing Business, directly or indirectly, either individually or in partnership or jointly or in conjunction with any person, firm, corporation or other entity, as principal, agent, consultant, advisor, employee, shareholder or in any manner whatsoever.
(e)Exception. The Executive shall not be in default of Section 4(d) by virtue of the Executive:

(viii)    In the event Section 3(d)(ii) applies, following the termination of employment, holding, strictly for portfolio purposes and as a passive investor, no more than five percent (5%) of the issued and outstanding shares of, or any other interest in, any corporation or other entity which is listed on any recognized stock exchange, that is a Competing Business. In the event Section 3(d)(ii) is inapplicable, this Agreement shall not be deemed to restrict Executive’s post-termination investments; or
(ix)    during the term of Executive’s employment, holding, strictly for portfolio purposes and as a passive investor, issued and outstanding shares of, or any other interest in, any corporation or other entity, the business of which corporation or other entity is in the same Business or Competitive Business as the Company.
If the Executive holds issued and outstanding shares or any other interest in a corporation or other entity pursuant to Section 4(e)(ii) above, and following the acquisition of such shares or other interest the business of the corporation or other entity becomes a Competing Business, the Executive will promptly dispose of the Executive’s shares or other interest in such corporation or other entity.
(f)Non-Solicitation. The Executive shall not, during the term of Executive’s employment and after Executive’s termination thereof for any reason, whether legal or illegal, either individually or in partnership or jointly or in conjunction with any person, firm, corporation or other entity, as principal, agent, consultant, advisor, employee, shareholder or in any manner whatsoever, without the prior written and informed consent of the Company, directly or indirectly:
(x)    use any trade secret information of the Company to solicit, induce or encourage any Contact to curtail or cease its relationship with the Company, for any purpose which is competitive with the Business; or
(xi)    use any trade secret information of the Company to procure or assist the acceptance of any business from any Contact if such business is competitive with the Business.
(g)The Executive shall not, during the term of Executive’s employment and for the a period of eighteen (18) months after the termination thereof for any reason, offer employment or engagement to or solicit the employment or engagement of or otherwise entice away from or solicit, induce or encourage to leave the employment or engagement of the Company, any individual who is employed or engaged by the Company at the time of any such offer, solicitation or enticement whether or not such individual would commit any breach of his or her contract or terms of employment or engagement by leaving the employ or the engagement of the Company, provided that the Executive shall be permitted, solely in a personal capacity, to provide letters of reference for individuals who are employed by the Company.
(h)Validity. The Executive expressly recognizes and acknowledges that it is the intent of the parties that the Executive’s activities following the termination of the Executive’s employment with the Company be restricted in the manner described in this Section 4, and acknowledges that good, valuable, and sufficient consideration has been provided in exchange for such restrictions. The Executive agrees that should any of the restrictions contained in this Section 4 be found to be unreasonable to any extent by a court of competent jurisdiction adjudicating upon the validity of the restriction, whether as to the scope of the restriction, the area of the restriction or the duration of the restriction, then such restriction shall be reduced to that which is in fact declared reasonable by such court, or a subsequent court of competent jurisdiction, requested to make such a declaration, in order to ensure that the intention of the parties is given the greatest possible effect.

Section 5.Termination. Executive will continue to be employed by the Company as Executive Vice-President and General Counsel until termination pursuant to this Section 5 of this Agreement. Executive’s employment by the Company may be terminated without any breach of this Agreement under the following circumstances:
(a)Death. The Executive’s employment hereunder terminates upon her death.
(b)Disability. The Company may terminate the Executive’s employment if she is disabled (as determined by the Chief Executive Officer) in a manner that renders the Executive unable to perform the essential functions of her then existing position or positions under this Agreement with or without reasonable accommodation for a period of six months or more. Nothing in this Section 1(b) is to be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., and the California Fair Employment and Housing Act.
(c)Termination by Company for Cause. For purposes of this Agreement, “For Cause” shall mean: (i) Employee commits a felony , or any crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Employee willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Employee commits a material breach of this Agreement; (iv) Employee willfully refuses to implement or follow a lawful policy or directive of the Company; or (v) Employee engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally. The Company may terminate Employee’s employment For Cause at any time, without any advance notice. The Company shall pay Employee all compensation to which Employee is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.
(d)Termination by the Company Without Cause or by the Executive for Good Reason. The Company may terminate the Executive’s employment under this Agreement at any time without Cause and for any reason, and the Executive may terminate her employment with Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without the Executive's prior written consent: (i) the failure of the Executive to be appointed to the position set forth in Section 2, if not promptly cured after written notice; or (ii) a reduction by the Company of the Executive's Base Salary or Target Bonus percentage, except for an across-the-board salary reduction affecting all or substantially all senior executives of the Company. For purposes of this Agreement, termination for Good Reason requires Executive to comply with the “Good Reason Process,” which means that (i) the Executive reasonably determines in good faith that a Good Reason condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition (the “Good Reason Notice”); (iii) the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following that notice (the “Cure Period”) to remedy the condition; (iv) notwithstanding the Company’s efforts, the Good Reason condition continues to exist; and (v) the Executive gives a Notice of Termination effective within 10 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason is deemed not to have occurred. Notwithstanding the foregoing, upon the Company’s receipt of the Good Reason Notice, the Company may, in its sole discretion, elect to immediately accept a termination by the Executive for Good Reason, waive the requirement for a Cure Period and such termination will not be deemed a termination by the Company for purposes of this Agreement.

Any termination by the Company of the Executive’s employment under this Agreement that does not constitute a termination for Cause under Section 5(c) and does not result from the death or disability of the Executive under Section 5(a) or (b) is a termination without Cause.
(e)Termination by the Executive. Executive may terminate employment with the Company without Good Reason at any time for any reason or no reason at all, upon thirty (30) days’ advance written notice. The Company shall have the option, in its sole discretion, to make Executive’s termination effective or to direct the Executive to perform no work and/or remain off premises at any time prior to the end of such notice period as long as the Company pays Executive all compensation to which Executive is entitled up through the last day of the 30 day notice period.
(f)Notice of Termination. Except for termination as specified in Section 5(a) any termination of the Executive’s employment by the Company or any termination of her employment by the Executive must be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” means a notice that indicates the specific termination provision in this Agreement that the termination is based upon.
(g)Date of Termination. “Date of Termination” means: (i) if the Executive’s employment is terminated by her death, the date of her death; (ii) if the Executive’s employment is terminated on account of disability under Section 5(b) or by the Company for Cause under Section 5(c), or by the Company without Cause under Section 5(d) on the date the Notice of Termination is given; (iii) if the Executive terminates her employment under Section 5(e) Good Reason, on the date specified by the Executive in the notice (which shall be at least 30 days after the date of the Notice of Termination); and (iv) if the Executive terminates her employment under Section 5(d) with Good Reason, the date of the effectiveness of the Notice of Termination, which shall be during the ten day period following the Cure Period, or, if the Company elects to immediately accept the termination by the Executive for Good Reason, on such date of the Company’s acceptance. Notwithstanding the foregoing, if the Executive gives a Good Reason Notice or a Notice of Termination to the Company that takes effect at a future date, the Company may unilaterally accelerate the Date of Termination and that acceleration will not be deemed a termination by the Company for purposes of this Agreement.
Section 6.Compensation Upon Termination.
(a)Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to her authorized representative or estate), (i) unpaid expense reimbursements; (ii) accrued but unused vacation to the extent payment is required by law or Company policy; (iii) any vested benefits the Executive may have under any employee benefit plan of the Company; (iv) any earned but unpaid base salary and (v) any earned but unpaid annual bonus for the prior fiscal year (collectively the “Accrued Benefit”) on or before the time required by law, but in no event more than 30 days after the Executive’s Date of Termination. The Executive shall not be entitled to any other salary, compensation, bonus (or pro rata share thereof) or benefits from the Company thereafter, except as otherwise specifically provided hereunder, under the Company’s employee benefit plans or as expressly required by applicable law.
(b)Termination by the Company Without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, then the Company shall pay the Executive her Accrued Benefit as of the Date of Termination. In addition, subject to the Executive providing the Company with a fully effective general release of claims in a form and manner satisfactory to the Company that includes but is not limited to the terms set forth in the attached Exhibit A (the “Release”) within the 60-day period following the Date of Termination, the Company shall pay the Executive (i) severance pay in a lump sum in cash in an amount equal to one and one-half times the Executive’s Base Salary (“Severance Amount”), less withholding, payable within 60 days after the Date of Termination, but if that 60-day period extends over two calendar years, the Company shall make the payment in the second calendar year, (ii) a bonus payment equal to the Target Bonus pro-rated for the portion of the year the Executive was employed by the Company prior to the termination, and (iii) provided that the Executive timely elects COBRA coverage, reimburse the Executive for the COBRA premiums paid by the Executive, if any, for the continuation of coverage under the Executive’s then-existing group company health plan that the Executive and her dependents are eligible to receive for the earlier of (x) a period of up to 24 months from the date of the Executive’s termination of employment, or (y) until the Executive becomes eligible to receive health insurance benefits under any other employer’s group health plan.
Section 7.Change of Control Provisions. The provisions of this Section 7 set forth the Executive’s rights and obligations upon the occurrence of a Change of Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to her assigned duties and her objectivity during the pendency and after the occurrence of any Change of Control. The provisions of this Section 7 apply in addition to, and/or modify, the provisions of Section 6 regarding severance pay and benefits upon a termination of employment, if applicable, if the termination of employment occurs within 12 months after the occurrence of a Change of Control. These provisions are subject to the Executive providing (and not revoking) the Company with a fully effective Release. These provisions terminate and are of no further force or effect beginning 12 months after the occurrence of such a Change of Control.
(a)Severance following Change of Control. If within 12 months following a Change of Control (i) the Company terminates the Executive’s employment with the Company other than for Cause, or (ii) the Executive resigns from her employment with the Company for Good Reason, within the 60-day period following the Date of Termination, then, in lieu of paying the Executive the Severance Amount and in addition to paying the Accrued Benefit, Company shall: (i) pay the Executive severance pay in a lump sum in cash (less applicable withholdings) in an amount equal to two times the Executive’s Base Salary (“Change in Control Severance Amount”), payable within 60 days after the Date of Termination, but if that 60-day period extends over two calendar years, the Company shall make the payment in the second calendar year; (ii) pay the Executive a bonus payment equal to the Target Bonus pro-rated for that portion of the year that Executive is employed (iii) provided that the Executive timely elects COBRA coverage, reimburse the Executive for the COBRA premiums paid by the Executive, if any, for the continuation of coverage under the Executive’s then-existing group company health plan that the Executive and her dependents are eligible to receive for the earlier of (x) a period of up to 24 months from the date of the Executive’s termination of employment, or (y) until the Executive becomes eligible to receive health insurance benefits under any other employer’s group health plan; and (iv) cause all stock options and other stock-based awards granted after the Effective Date and held by the Executive to immediately accelerate, vest, and become fully exercisable or nonforfeitable.
(b)Additional Limitation.
(i)Anything in this Agreement to the contrary notwithstanding, if the amount of any compensation, payment, acceleration, benefit, or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Severance

Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Severance Payments will be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments does not exceed the Threshold Amount (defined below), but if the after-tax amount the Executive would receive if there were no reduction pursuant to this section (including any federal, state, and local taxes) exceeds the after-tax amount the Executive would receive if the Severance Payments were reduced below the Threshold Amount, the Severance Payments will no longer be so reduced. If Severance Payments are required to be reduced, the Severance Payments will be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits.
(ii)For the purposes of this Section 7(b), “Threshold Amount” means three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00).
(iii)The determinations under this Section 7(b) will be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which must provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.
(c)Change of Control Definition. For purposes of this Section 7, “Change of Control” means the consummation of any of the following:
(i)    the sale of all or substantially all of the assets of the Company or the Parent to an unrelated person or entity;
(ii)    a merger, reorganization, or consolidation involving the Company or the Parent in which the shares of voting stock outstanding immediately prior to the transaction represent or are converted into or exchanged for securities of the surviving or resulting entity that, immediately upon completion of the transaction, represent less than 50% of the outstanding voting power of the surviving or resulting entity;
(iii)    the acquisition of all or a majority of the outstanding voting stock of the Company or the Parent in a single transaction or a series of related transactions by a person or group of persons; or
(iv)    any other acquisition of the business of the Company or the Parent, as determined by the Board;
but the Company’s initial public offering, any subsequent public offering, or another capital raising event, or a merger effected solely to change the Company’s domicile does not constitute a Change of Control.
Section 8.Section 409A Compliance. The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement. Subject to the provisions in this Section, the severance payments pursuant to this Agreement shall begin only upon the date of the Executive's “separation from service” (determined as set forth below) which occurs on or after the date of the Executive's termination of employment.

(a)This Agreement is intended to comply with Code Section 409A (to the extent applicable) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company.
(b)It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409 A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Executive nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
(c)If, as of the date of the Executive's “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409 A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.
(d)If, as of the date of the Executive's “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:
(i)Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-l(b)(4) to the maximum extent permissible under Section 409A; and
(ii)Each installment of the severance payments and benefits due under this Agreement that is not described in Section 7(d)(i) above and that would, absent this subsection, be paid within the six-month period following the Executive's “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive's death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive's separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1 (b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-l(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.
(e)The determination of whether and when the Executive's separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h). Solely for purposes of this Section, “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-l(h)(3).
(f)All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
(g)Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.
Section 9.Confidential Information. Employee agrees to enter into the Company’s standard Employee Confidentiality and Proprietary Rights Agreement (the “Confidential Information Agreement”). Employee’s receipt of any benefits in connection with or following Employee’s termination will be subject to Employee continuing to comply with the terms of Confidential Information Agreement.
Section 10.Cooperation; Other Documents; Non-Disclosure.
(a)Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that took place while the Executive was employed by the Company. The Executive’s reasonable cooperation in connection with such claims or actions includes, but is not limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that took place while the Executive was employed by the Company. The Company shall compensate Executive for her time spent, and reimburse the Executive for any reasonable out-of-pocket expenses incurred, in connection with the Executive’s performance of obligations pursuant to this Section 10.
(b)Non-Disclosure. The Executive shall use her reasonable efforts to maintain the confidentiality of the terms of this Agreement to the extent permitted by law, but the Executive may disclose the terms to her immediate family members and to her legal, tax, and other advisors.
Section 11.Arbitration of Disputes.
(c)Scope of Arbitration Requirement. The Executive hereby waives her right to a trial before a judge or jury and agrees to arbitrate before a neutral arbitrator skilled in hearing similar disputes any and all claims or disputes arising out of this Agreement and any and all claims arising from or relating to her employment, including but not limited to claims against any current or former employee, director, or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract (including but not limited to disputes pertaining to the formation, validity, interpretation or effect of this Agreement), breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress, or unfair business practices (each an “Arbitrable Dispute”). Arbitration is the exclusive remedy for any Arbitrable Dispute, instead of any court or administrative action, unless the waiver of a certain court or administrative action is prohibited by law.

(d)Procedure. Any arbitration will be administered by the American Arbitration Association (“AAA”) and the neutral arbitrator will be selected in a manner consistent with AAA’s National Rules For The Resolution of Employment Disputes (“Applicable Arbitration Rules”). Any arbitration under this Agreement must be conducted in the State of California, and the arbitrator must administer and conduct the arbitration in accordance with the Applicable Arbitration Rules, except that (i) the arbitrator must allow for the discovery authorized by the California Rules of Civil Procedure or the discovery that the arbitrator decides is necessary for the Parties to vindicate their respective claims or defenses, and (ii) presentation of evidence will be governed by the California Rules of Evidence. Within a reasonable time after the conclusion the arbitration proceedings, the arbitrator shall issue a written decision and must include the findings of fact and law that support that decision. The arbitrator has the power to award any remedies available under applicable law, and the arbitrator’s decision is final and binding on both Parties, except to the extent applicable law allows for judicial review of arbitration awards.
(e)Costs. The Company shall bear all the costs of arbitration, except that the Executive shall pay the first $125.00 of any filing fees associated with any arbitration the Executive initiates. Both Parties are responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.
(f)Applicability. This Section 11, does not apply to (i) workers’ compensation or unemployment insurance claims or (ii) claims concerning ownership, validity, infringement, misappropriation, disclosure, misuse, or enforceability of any confidential information, patent right, copyright, mask work, trademark, or any other trade secret or intellectual property held or sought by either the Executive or the Company.
(g)Remedy. Should any party institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any Arbitrable Dispute by any method other than as set forth above, except to enforce the arbitration provisions and as expressly provided for in this Section 11, the responding party is entitled to recover from the initiating party all damages, costs, expenses, and attorneys’ fees incurred as a result of that action.
Section 12.Consent to Jurisdiction. To the extent that any court action is initiated to enforce Section 11 of this Agreement, the Parties hereby consent to the jurisdiction of any state court in the State of California and any U.S. District Court sitting in the State of California. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
Section 13.Integration. This Agreement and the Confidential Information Agreement executed concurrently herewith, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements between the Parties concerning such subject matter, but any indemnification agreement between the Parties, and all plans and agreements related to stock options and other stock-based awards held by the Executive remain in full force and effect except to the extent specifically modified by this Agreement. Without limiting the foregoing, the parties agree that any employment agreement, other than this Agreement, existing between the Parties as of the date hereof is hereby terminated and shall be of no force of effect.
Section 14.Withholding. All payments made by the Company to the Executive under this Agreement will be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement is to be construed to obligate the Company to design or implement any compensation arrangement in a way that minimizes tax consequences for the Executive.
Section 15.Successor to the Executive. This Agreement inures to the benefit of and is enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Executive dies after her termination of employment but prior to the completion by the Company of all payments due her under this Agreement, the Company shall continue the payments to the Executive’s beneficiary designated in writing to the Company prior to her death (or to her estate, if the Executive fails to make such a designation).
Section 16.Enforceability. If any portion or provision of this Agreement is declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of that portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected by that declaration, and each portion and provision of this Agreement will continue to be valid and enforceable to the fullest extent permitted by law.
Section 17.Survival. The provisions of this Agreement survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the intent of the Parties as expressed in this Agreement.
Section 18.Waiver. No waiver of any provision of this Agreement is effective unless made in writing and signed by the waiving party, and, in the case of the Company only after the waiver has been specifically approved by the Board. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, will not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
Section 19.Notices. Any notices, requests, demands, and other communications provided for by this Agreement are sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention to the Corporate Secretary.
Section 20.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
Section 21.Governing Law. This Agreement is to be construed under and be governed in all respects by the laws of the State of California without giving effect to the conflict of laws principles of that state.
Section 22.Counterparts. This Agreement may be executed in any number of counterparts, and by each party on separate counterparts, each of which counterparts, when so executed and delivered is to be taken to be an original; but those counterparts together constitute one and the same document. PDF, facsimile, scanned, and electronic signatures have the same legal effect as original ink signatures.
Section 23.Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession is a material breach of this Agreement.
Section 24.Voluntary Nature of Agreement. The Executive acknowledges and agrees that she is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. The Executive further acknowledges and agrees that she has carefully read this Agreement and that she has asked any questions needed for her to fully understand the terms, consequences, and binding effect of this Agreement. The Executive agrees that she has been provided an opportunity to seek the advice of an attorney of her choice before signing this Agreement.
The Parties are executing this Executive Agreement as of the date set forth in the introductory paragraph.

[Remainder of page left blank intentionally. Signature page follows.]

                         ARBUTUS BIOPHARMA, INC.
By: /s/Mark J. Murray
Printed Name: Mark J. Murray
Title: President and CEO
EXECUTIVE
/s/ Elizabeth Howard
Printed Name: Elizabeth Howard

[Signature page to Executive Employment Agreement]

EXHIBIT A
FORM OF GENERAL RELEASE

This General Release and Waiver (“Release”) is made and entered into as of ________________________ (the “Release Date”), by and between Arbutus Biopharma, Inc. (the “Company”), and Elizabeth A. Howard, Ph.D. (the “Executive”). The Company and/or Executive may hereinafter be referred to individually as a "Party" or collectively as the "Parties."

In consideration of the mutual covenants hereinafter set forth, the Parties hereby agree as follows:

1.    Separation. Executive’s employment with Employer ended effective ______________________.

2.    Payment and Benefits. In consideration of the promises made in this Release, Employer has agreed to pay Executive the benefits described in the applicable provisions of Sections 5 and 6 (and, in the event of a Change in Control, Section 7) of that certain Executive Employment Agreement made and entered into between the Parties (the “Employment Agreement”). Executive understands and acknowledges that the benefits described in this Section 2 constitute benefits in excess of those to which Executive would be entitled without entering into this Release. Executive acknowledges that such benefits are being provided by Employer as consideration for Executive entering into this Release, including the release of claims and waiver of rights provided in Section 3 of this Release.

3.    Release of Claims and Waiver of Rights.
(a)    Executive, on Executive’s own behalf and that of Executive’s spouse, heirs, executors or administrators, assigns, insurers, attorneys and other persons or entities acting or purporting to act on Executive’s behalf (the “Executive’s Parties”), hereby irrevocably and unconditionally release, acquit and forever discharge Employer, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by Employer and said plans’ fiduciaries, agents and trustees (the “Released Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive’s Parties have, have had, or may in the future claim to have against the Released Parties by reason of, arising out of, related to, or resulting from Executive’s employment with Employer or the termination thereof. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the Executive has or has had under
Title VII of the Civil Rights Act of 1964; 42 U.S.C. §§ 1981-1988; the Americans with Disabilities Act; , the Age Discrimination in Employment Act (and the Older Workers Benefit Protection Act), the Fair Labor Standards Act; the Family and Medical Leave Act; the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the California Family Rights Act (Cal. Govt. Code § 12945.2 et seq.), the California Fair Employment and Housing Act (Cal. Govt.

Code § 12900 et seq.), statutory provision regarding retaliation/discrimination for filing a workers’ compensation claim under Cal. Labor Code § 132a, and/or any other claims of whatever nature arising in connection with Executive’s employment with the Company or her separation from such employment, and any and all other claims arising under federal, state or local law. Executive acknowledges she received any and all leaves of absence to which she may have been entitled during employment, and that she suffers from no workplace injuries arising from her employment at the Company, and does not intend to file any claim for workers’ compensation benefits. It is understood and agreed that the waiver of benefits and claims contained in this section does not include: (i) a waiver of the right to payment of any vested, nonforfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of Employer which have accrued as of the separation date; (ii) a waiver of the right to benefits and payment of consideration to which Executive may be entitled under the Employment Agreement or any of the agreements contemplated thereby (including indemnification agreements and the stock option agreements); and (iii) a waiver of any rights to indemnification under the Certificate of Incorporation or Bylaws of the Employer or an subsidiary of Employer or under applicable law and regulation. Executive acknowledges that she is only entitled to the severance benefits and compensation set forth in the Employment Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.
Nothing in this Release shall be deemed to require the waiver or release of any claim that may not be released or waived under applicable federal or state law. To the extent required by law, nothing contained in this Agreement shall be construed to prohibit Executive from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the U.S. Equal Employment Opportunity Commission, or participating in any investigation conducted by the U.S. Equal Employment Opportunity Commission; provided, however, that Executive has waived her right to any monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding. Nothing contained in this Agreement shall bar a claim by either party to enforce the terms of this Agreement.
(b)    Executive hereby acknowledges that she understands that under this Release she is releasing any known or unknown claims she may have arising out of, related to, or resulting from Executive’s employment with Employer or the termination thereof (the "Released Claims"). She therefore acknowledges that she has read and understands Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Executive expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the Released Claims.
4.    Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive already is entitled. Executive further acknowledges that Executive has been advised by this writing that:
(a)    the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release is executed;
(b)    Executive should consult with an attorney prior to executing this Release;

(c)    Executive has at least twenty-one (21) days within which to consider this Release as it relates to claims under the ADEA, although Executive may accept the terms of this Release at any time within those 21 days and earlier execute this Release;
(d)    Executive has seven (7) days following the execution of this Release to revoke this Release as it relates to claims under the ADEA; and
(e)    This Release will not be effective as it relates to claims under the ADEA until the revocation period has expired, which will be the eighth (8th) day after this Release is executed by both Parties, and the severance payments described in the Employment Agreement will not be paid until this Release has become effective and all statutory revocation periods have expired.

5.    Non-Disparagement. The parties agree to treat each other respectfully and professionally and not disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both the Executive and Employer will respond accurately and fully to any question, inquiry or request for information when required by the legal process.

6.    No Admissions. Employer denies that it or any of its employees or agents has taken any improper action against Executive. Nothing contained herein shall be deemed as an admission by Employer of any liability of any kind to Executive, all such liability being expressly denied. Further, this Release shall not be admissible in any proceeding as evidence of improper action by Employer or any of its employees or agents.

7.    Non-Waiver. Employer’s waiver of a breach of this Release by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Release.

8.    Restrictive Covenants. Executive understands that the covenants in Section 4 of the Employment Agreement survive the termination of her employment with Employer.

9.    Amendment, Waiver. No amendment or variation of the terms of this Release shall be valid unless made in writing and signed by Executive and Employer. A waiver of any term or condition of this Agreement shall not be construed as a general waiver by Employer. Failure of either Employer or Executive to enforce any provision or provisions of this Agreement shall not waive any enforcement of any continuing breach of the same provision or provisions or any breach of any provision or provisions of this Agreement.

[Remainder of page left blank intentionally. Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Release as of dates set forth below their respective signatures below.

EMPLOYER: ARBUTUS BIOPHARMA, INC.	EXECUTIVE:
By: Name: Title:
Date:	Date:

[Signature page to Executive’s Release Agreement]

EXHIBIT B
DUTIES AND RESPONSIBILITIES
Executive Vice-President and General Counsel

Reports to: CEO
Responsibilities:
Reporting to the President and Chief Executive Officer, this position is responsible for leading corporate strategic intellectual property, business, licensing and corporate legal initiatives as well as implementation of tactics and practices. Provides senior management with effective advice on company legal strategies and their implementation, manages the legal function, and obtains and oversees the work of outside counsel. Is directly involved in complex business transactions and in negotiating critical contracts.
Essential Functions:
•    Develops the company’s intellectual property strategy and oversees its execution.
•    Is responsible for license agreements and contracts into which the company enters.
•    Participates in the definition and development of corporate policies, procedures and programs and provides continuing counsel and guidance on legal matters and on legal implications of all matters.
•    Serves as key lawyer/legal advisor on all major business transactions, including acquisitions, licenses, divestitures and joint ventures.
•    Judges the merits of major court cases filed against or on behalf of the company, works with the appropriate executive(s) to define a strategic defense and approves settlements of disputes where warranted.
•    While initially focused on intellectual property and licensing, this role will eventually assume the responsibility for all general corporate legal matters and act as General Counsel.
•    Structures and manages the company’s internal legal function and staff. Oversees the selection, retention, management and evaluation of all outside counsel.